EXHIBIT (E)(2)

                               AMENDMENT NO. 1 TO

                              AMENDED AND RESTATED
                             DISTRIBUTION AGREEMENT


     THIS AMENDMENT NO. 1, dated this 29th day of February, 2000, amends that certain Amended and Restated Distribution Agreement, dated as of July 31, 1998, by and between Principal Preservation Portfolios, Inc. (the "Fund"), a Maryland corporation, and B.C. Ziegler and Company (the "Distributor"), a Wisconsin corporation.

                                   WITNESSETH

     WHEREAS, the Fund and the Distributor are parties to the Amended and Restated Distribution Agreement, dated as of July 31, 1998 (the "Distribution Agreement"), and said parties wish to amend the Distribution Agreement for the purpose of reflecting that, on May 15, 2000, the Distributor will begin offering and selling Class C Shares for certain of the Fund's Portfolios.

     NOW, THEREFORE,  the parties agree as follows:

               DEFINITIONS OF TERMS. Except as specifically defined otherwise in this Amendment No. 1, capitalized terms used herein shall have the meanings defined for them in the Distribution Agreement.

               FRONT-END SALES CHARGE FOR CLASS C SHARES.  Paragraph (d) of
Section 2 (Services and Duties of the Distributor) of the Distribution Agreement shall be amended to read in its entirety as follows:

            (d) The offering price of shares of each Portfolio of Common Stock shall be the net asset value (as defined in the Articles of Incorporation of the Fund and determined as set forth in the Prospectus) per share of such Portfolio of the Common Stock next determined following receipt of an order, plus, in the case of Class A Shares, Class X Shares and Class C Shares, the applicable front-end sales charge, if any, determined as set forth in the Prospectus. The Fund shall furnish the Distributor, with all possible promptness, an advice of each computation of net asset value.

               COMPENSATION OF THE DISTRIBUTOR. Paragraph (a) of Section 3 (Compensation of the Distributor) of the Distribution Agreement shall be amended to read in its entirety as follows:

            (a)   Class A and Class X Shares.  The Fund shall pay to the
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            Distributor, as compensation for acting as principal
            distributor in respect of Class A and Class X Shares of the Portfolios, the front-end sales charge described in Section 2(d) above. In addition, the Fund shall pay to the Distributor, as compensation for providing shareholder services to holders of Class A or Class X Shares of the Portfolios, a service fee (the "Service Fee") computed at the rates of 0.25% and 0.15% per annum of such Portfolio's average daily net assets attributable to its Class A Shares and Class X Shares, respectively, which service fee will accrue daily and be paid monthly. The Distributor may allow such concessions or reallowances to dealers out of the front-end sales charges as it may from time to time determine, and also may allow all or any portion of the Service Fee to securities dealers in consideration of the provision by such securities dealers of shareholder services to holders of Class A Shares or Class X Shares.

     In addition, the following shall be added as a new paragraph (c) under
Section 3 (Compensation of the Distributor) of the Distribution Agreement:

            (b)   Class C Shares.  As compensation for acting as principal
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            Distributor in respect of Class C Shares of the Portfolios, the
            Distributor shall be entitled to receive the entire amount of the front-end sales charge applicable to Class C Shares, as described in Section 2(d) above. The Fund also shall pay to the Distributor, as additional compensation for acting as principal Distributor in respect of the Class C Shares of each Portfolio, a Distribution Fee computed at the rate of 0.75% per annum of such Portfolio's average daily net assets attributable to Class C Shares, which Distribution Fee will accrue daily and be paid monthly. The Fund also shall pay to the Distributor, as compensation for providing shareholder services to the holders of Class C Shares of each Portfolio, a Service Fee computed at the rate of 0.25% per annum of such Portfolio's average daily net assets attributable to Class C Shares, which Service Fee will accrue daily and be paid monthly. The Distributor may allow such concessions or reallowances of all or any portion of the front-end sales charge, Distribution Fee and Service Fee attributable to Class C Shares to securities dealers in consideration of the provision by such securities dealers of shareholder services and distribution services with respect to such Class C Shares.

               EFFECT ON DISTRIBUTION AGREEMENT. Except as explicitly provided in the foregoing, this Amendment No. 1 does not amend or otherwise affect the terms and conditions of the Distribution Agreement, all of which shall remain in full force and effect in accordance with, and subject to, the terms thereof.

     IN WITNESS WHEREOF, each of the parties to this Amendment No. 1 to the Distribution Agreement have caused said Amendment No. 1 to be executed by its duly authorized officer on the date and year first written above.

                              B.C. ZIEGLER AND COMPANY

                              By:  ------------------------------
                                   [Name of President], President

                              PRINCIPAL PRESERVATION PORTFOLIOS, INC.

                              By:  ------------------------------

Robert J. Tuszynski, President